UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Carter’s, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 12, 2007

Dear Stockholder:

It is my pleasure to invite you to attend our 2007 Annual Meeting of Stockholders on May 11, 2007. The meeting will be held at The Proscenium, 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309, and will begin at 8:00 a.m.

The attached Notice of 2007 Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. Whether or not you plan to attend the Annual Meeting, your shares can be represented if you promptly submit your voting instructions by telephone, by internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope.

On behalf of the Board of Directors and management of Carter’s, Inc., thank you for your continued support.

Sincerely,

Frederick J. Rowan, II

Chairman of the Board of Directors

and Chief Executive Officer

The Proscenium

1170 Peachtree Street NE, Suite 900

Atlanta, Georgia 30309

Tel:  (404) 745-2700

Fax:  (404) 892-3079

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Carter’s, Inc. (the “Annual Meeting”) will be held at 8:00 a.m. on May 11, 2007 at The Proscenium, 1170 Peachtree Street NE, 6th Floor, Atlanta, Georgia 30309. At the Annual Meeting, we will vote on the election of two Class I Directors and address all business that may properly come before the meeting.

Stockholders of record at the close of business on March 16, 2007 are entitled to receive notice of, attend, and vote at the Annual Meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and return the proxy card in the envelope provided or submit your voting instructions by telephone or through the internet so that your shares will be represented at the Annual Meeting.

If you plan to attend the Annual Meeting and are a registered stockholder, please bring the invitation attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or brokerage statement showing your beneficial ownership with you to the Annual Meeting or request an invitation by writing to our Vice President of Investor Relations at the address set forth above.

By order of the Board of Directors,

Brendan M. Gibbons

Secretary of Carter’s, Inc.

Atlanta, Georgia

April 12, 2007

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for our May 11, 2007 Annual Meeting of Stockholders. This proxy statement and accompanying proxy card are being mailed to stockholders of record on or about April 12, 2007. You are receiving this proxy statement because you owned shares of Carter’s common stock on the record date and are therefore entitled to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. This proxy statement provides information on the matter on which the Company’s Board of Directors (the “Board”) would like you to vote so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for our stockholders to vote on the election of two Class I Directors and address all business that may properly come before the meeting.

Who is asking for my vote?

The Company is soliciting your proxy on behalf of the Board. The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

All stockholders of record, or their duly appointed proxies, at the close of business on March 16, 2007, the record date, may attend the Annual Meeting. As of the record date, there were 57,858,472 shares of common stock issued and outstanding.

What are my voting rights?

Each share of common stock is entitled to one vote on each matter submitted to stockholders at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered the stockholder of record for these shares. As the stockholder of record, you have the right to grant your voting proxy directly to persons listed on your proxy card or vote in person at the Annual Meeting.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name.” These proxy materials are being forwarded to you together with a voting instruction card. As a beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote, and you are also invited to attend the Annual Meeting. Because you are a beneficial owner and not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee, or nominee that holds your shares. Your broker, trustee, or nominee should have enclosed or provided directions for you to use to instruct the broker, trustee, or nominee how to vote your shares.

If the brokers do not receive timely instructions from the beneficial owner regarding how the beneficial owner wants the shares voted, brokers holding shares of record for a beneficial owner have discretionary authority to vote on the proposal to elect two Class I Directors.

What are my choices when voting on the election of Class I Directors, and what vote is needed to elect the Director nominees?

In voting on the election of Class I Directors, stockholders may:

1.      vote for all nominees,

2.      vote to withhold authority for all nominees, or

3.      vote for all nominees, except specific nominees.

The two nominees for election as Class I Directors who receive the greatest number of votes will be elected as Class I Directors. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for each nominee, and, therefore, will not affect the outcome of the vote on this proposal.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting. Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum. Broker non-votes will be counted as shares that are present at the meeting for purposes of determining a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

How does the Board recommend that I vote?

The Board recommends a vote FOR the election of the nominees for Class I Directors (see page 10).

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How do I vote?

If you are a stockholder of record, you may vote in one of four ways. First, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope. Second, you may vote in person at the Annual Meeting. Third, you may vote through the internet by completing the voting instruction form found at www.proxyvote.com. You will need your proxy card when voting through the internet. Fourth, you may vote by telephone by using a touch-tone telephone and calling 1-800-690-6903.

If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card. Follow the instructions on the voting instruction card in order to vote your shares by proxy or in person.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before your proxy votes your shares by submitting written notice of revocation to Brendan M. Gibbons, Secretary of Carter’s, Inc., at the Company’s address set forth in the Notice of the Annual Meeting, or by submitting another proxy card bearing a later date. Alternatively, if you have voted by telephone or through the internet, you may change your vote by calling 1-800-690-6903 and following the instructions. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.

May I vote confidentially?

Yes. Our policy is to keep your individual votes confidential, except as appropriate to meet legal requirements, to allow for the tabulation of votes and certification of votes, and to facilitate proxy solicitation.

Who will count the votes?

A representative of Automatic Data Processing, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting and call for a vote of stockholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2007.

How may I obtain information about the Company?

A copy of our 2006 Annual Report accompanies this proxy statement and is available on our website at www.carters.com. Stockholders may also obtain a free copy of our Annual Report on Form 10-K by visiting our website or by sending a request in writing to Eric Martin, Vice President of Investor Relations, at the Company’s address set forth in the Notice of the Annual Meeting.

When are stockholder proposals due for consideration at next year’s annual meeting?

Any proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Brendan M. Gibbons, Secretary of Carter’s, Inc., at the Company’s address set forth in the Notice of the Annual Meeting, prior to the close of business on December 8, 2007. There are additional requirements under our by-laws and the proxy rules to present a proposal, including continuing to own a minimum number of shares of our stock until next year’s annual meeting and appearing in person at the annual meeting to explain your proposal. Stockholders who wish to make a proposal to be considered at next year’s annual meeting, other than proposals to be considered for inclusion in next year’s proxy statement, must notify the Company in the same manner specified above no earlier than January 11, 2008 and no later than February 10, 2008.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation, contact Eric Martin, Vice President of Investor Relations, at the Company’s address set forth in the Notice of the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Board of Directors

Frederick J. Rowan, II joined us in 1992 as President and Chief Executive Officer and became Chairman of the Board of Directors in October 1996.  Prior to joining us, Mr. Rowan was Group Vice President of VF Corporation, a multi-division apparel company and, among other positions, served as President and Chief Executive Officer of both The HD Lee Company, Inc. and Bassett-Walker, Inc., divisions of VF Corporation.  Mr. Rowan, who has been involved in the textile and apparel industries for over 40 years, has been in senior executive positions for nearly 30 of those years.  Mr. Rowan began his career at the DuPont Corporation and later joined Aileen, Inc., a manufacturer of women’s apparel, where he subsequently became President and Chief Operating Officer.  On June 1, 2004, the Company named Joseph Pacifico, President of Carter’s, Inc.  Mr. Rowan continues to serve as our Chairman of the Board of Directors and Chief Executive Officer.

Bradley M. Bloom became a Director in August 2001. Mr. Bloom is a Managing Director of Berkshire Partners LLC, which he co-founded in 1986. He is or has been a director of several of Berkshire Partners’ consumer and retailing companies. Mr. Bloom is a current director of Bare Escentuals, Inc., Citizens of Humanity, LLC, and Gordon Brothers Group, and a former director of Acosta, Inc., Sterling, Inc., America’s Best Contacts and Eyeglasses, L.P., and Miami Cruiseline Services Holdings I.B.V.

Paul Fulton became a Director in May 2002. Mr. Fulton retired as President of Sara Lee Corporation in 1993 after spending 34 years with the company. He is currently non-Executive Chairman of the Board of Bassett Furniture Industries, Inc., where he has served since August 1993. Mr. Fulton is also a current director of Bank of America Corporation, where he has served since 1993, and Lowe’s Companies, Inc., where he has served since December 1996. Mr. Fulton was previously a director at Sonoco Products Company, Inc., where he served from 1989 to 2005.

Ross M. Jones became a Director in August 2001. Mr. Jones resigned from the Board in May 2006.

David Pulver became a Director in January 2002. Mr. Pulver has been a private investor for approximately 24 years and is the President of Cornerstone Capital, Inc. Mr. Pulver is a current director of Hearst-Argyle Television, Inc., where he has served since August of 1997. Mr. Pulver was a founder of The Children’s Place, Inc., and served as its Chairman and Co-Chief Executive Officer until 1982.

Elizabeth A. Smith became a Director in November 2004. Ms. Smith is currently Executive Vice President, President North America and Global Marketing for Avon Products, Inc. Ms. Smith was formerly the Group Vice President for Kraft Foods North America and President of Beverage and Grocery Sectors. From 1990 to 2004, she held various management positions at Kraft Foods, Inc. including President, Beverages, Desserts and Cereals where she had responsibility for managing many well-known brands.

John R. Welch became a Director in February 2003. Mr. Welch retired as President of Mast Industries (Far East) Ltd. in April 2002 after spending 18 years with the company. Mr. Welch also served as Executive Vice President of Operations at Warnaco Knitwear, a division of Warnaco, Inc. from August 1978 to December 1983. Mr. Welch is currently a director of Brandot International Ltd.

Thomas E. Whiddon became a Director in August 2003. Mr. Whiddon retired as Executive Vice President-Logistics and Technology of Lowe’s Companies, Inc. in March 2003, a position he held since 2000. From 1996 to 2000, Mr. Whiddon served as Lowe’s Chief Financial Officer. Since his retirement, Mr. Whiddon has worked as a consultant, serving various companies in executive capacities on an interim basis. Mr. Whiddon has over 30 years of accounting and financial experience. Mr. Whiddon is currently a director of Sonoco Products Company, Inc. and of Dollar Tree Stores, Inc. Mr. Whiddon has been an

Advisory Director of Berkshire Partners LLC since October 2005 and previously served as a director of Bare Escentuals, Inc.

Board Meetings

Our Corporate Governance Principles require Carter’s to have at least four regularly scheduled Board meetings each year, and each Director is expected to attend each meeting. The Board met seven times during fiscal 2006, including regularly scheduled and special meetings. In 2006, each Director participated in all of the Board’s regularly scheduled meetings, and no Director participated in less than 75% of the aggregate number of all of the Board and applicable committee meetings. The Company does not have a policy with regard to Director attendance at the Annual Meeting. Each of our Directors attended the Company’s annual meetings in fiscal 2004 and 2005, and all but one of our Directors attended the 2006 annual meeting.

Executive Sessions

Executive sessions of non-management Directors are held at least four times a year, and executive sessions of independent, non-management Directors will be held at least once per year. Any non-management Director can request that an additional executive session be scheduled. The Chairman of the Nominating and Corporate Governance Committee, currently John R. Welch, has been chosen to be the presiding Director at the executive sessions of non-management Directors (the “Presiding Director”).

Board Committees

Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board may also establish other committees to assist in the discharge of its responsibilities.

The current members of each Board committee and the number of committee meetings held during fiscal 2006 are listed below.

Name of Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Paul Fulton	x		x	*
David Pulver	x	*
Elizabeth A. Smith			x		x
John R. Welch			x		x	*
Thomas E. Whiddon	x				x
Number of Meetings in Fiscal 2006	8		4		4

*                    Chairman

Audit Committee

The primary responsibilities of the Audit Committee include:

•       oversight of the quality and integrity of the consolidated financial statements, including the accounting, auditing, and reporting practices of the Company;

•       oversight of the effectiveness of the Company’s internal control over financial reporting;

•       appointment of the independent registered public accounting firm and oversight of its performance, including its qualifications and independence;

•       oversight of the Company’s compliance with legal and regulatory requirements; and

•       oversight of the performance of the Company’s internal audit function.

The Audit Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The charter is available on our website at www.carters.com or in print by contacting Eric Martin, Vice President of Investor Relations, at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements set forth in the NYSE’s listing standards. The Board has also determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Audit Committee Report is included in this proxy statement on page 30.

Compensation Committee

The primary responsibilities of the Compensation Committee include:

•       establishing the Company’s philosophy, policies, and strategy relative to executive compensation, including the mix of base salary, and short-term and long-term incentive compensation within the context of stated guidelines for compensation relative to peer companies;

•       evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

•       setting the compensation of the Chief Executive Officer and other executive officers based upon an evaluation of their performance;

•       assisting the Board in developing and evaluating candidates for key executive positions and ensuring a succession plan is in place for the Chief Executive Officer and other executive officers;

•       evaluating compensation plans, policies, and programs with respect to the Chief Executive Officer, other executive officers, and non-management Directors;

•       monitoring and evaluating benefit programs for the Company’s Chief Executive Officer and other executive officers; and

•       reviewing and discussing with management the Company’s Compensation Discussion and Analysis for inclusion in the Company’s annual proxy statement. The fiscal 2006 Compensation Discussion and Analysis is included in this proxy statement beginning on page 14.

The Compensation Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The charter is available on our website at www.carters.com or in print by contacting Eric Martin, Vice President of Investor Relations, at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Compensation Committee is independent.

The Compensation Committee Report is included in this proxy statement on page 21.

Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee include:

•       identifying and recommending candidates qualified to become Board members;

•       recommending Directors for appointment to Board Committees;

•       developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles; and

•       evaluating Board and Committee performance and member qualifications.

The Nominating and Corporate Governance Committee operates pursuant to a written charter that addresses the requirements of the NYSE’s listing standards. The charter is available on our website at www.carters.com or in print by contacting Eric Martin, Vice President of Investor Relations, at the Company’s address set forth in the Notice of the Annual Meeting. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors. In the event that vacancies occur or are anticipated, the Committee will identify prospective nominees that come to its attention through current Board members, professional search firms, or stockholders who hold more than 1% of our common stock. The Board believes that it is appropriate to limit the group of stockholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee. The Committee will consider persons recommended by stockholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Brendan M. Gibbons, Secretary of Carter’s, Inc., at the Company’s address set forth in the Notice of the Annual Meeting. This submission must be made in writing and in accordance with our by-laws, including mailing the submission in a timely manner and including the nominee’s name, address, and qualifications for Board membership.

When evaluating a potential candidate for membership on the Board, the Committee considers each candidate’s skills and experience and assesses the needs of the Board and its committees at that point in time. In connection with this assessment, the Committee will determine whether to interview prospective nominees, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. Once this evaluation is completed, if warranted, the Committee recommends candidates to the Board for nomination, and the Board determines whether or not to select the nominees after considering the recommendation of the Committee.

Interested Party Communications

A stockholder or other interested party may submit a written communication to the Board, non-management Directors, or Presiding Director. The submission must be delivered to Brendan M. Gibbons, Secretary of Carter’s, Inc., at the Company’s address set forth in the Notice of the Annual Meeting.

The Board, non-management Directors, or Presiding Director may require the submitting stockholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such stockholder.

Each submission will be forwarded, without editing or alteration, to the Board, non-management Directors, or Presiding Director, as appropriate, on or prior to the next scheduled meeting of the Board. The Board, non-management Directors, or Presiding Director, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

Corporate Governance Principles and Code of Ethics

Carter’s is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance. Our Corporate Governance Principles and our Code of Business Ethics and Professional Conduct provide the structure within which our Board and management operate the Company. The Company’s Code of Business Ethics and Professional Conduct applies to all

Directors and Company employees, including the Company’s executive officers. Our Corporate Governance Principles and Code of Business Ethics and Professional Conduct are available on the Company’s website at www.carters.com or in print by contacting Eric Martin, Vice President of Investor Relations, at the Company’s address set forth in the Notice of the Annual Meeting.

Director Independence

The Company’s Corporate Governance Principles require a majority of the Company’s Directors to be independent. For a Director to be considered independent, the Board must determine that the Director has no direct or indirect material relationship with Carter’s. The Board considers all relevant information provided by each Director regarding any relationships the Director may have with Carter’s or management. To assist it in making such independence determinations, the Board has established the following independence tests, which address all the specific independence tests of the New York Stock Exchange’s (“NYSE”) listing standards.

A Director will not be considered independent if:

•       the Director is, or within the last three years has been, employed by the Company; or an immediate family member of the Director is, or within the last three years has been, employed as an executive officer of the Company;

•       the Director, or an immediate family member of the Director, has received, during any twelve-month period within the last three years, direct compensation from the Company exceeding $100,000, other than Director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•       (a) the Director, or an immediate family member of the Director, is a current partner of a firm that is the Company’s internal auditor or independent registered public accounting firm; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•       the Director, or an immediate family member of the Director, is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served on that company’s compensation committee;

•       the Director is a current employee, or has an immediate family member who is an executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2%, of such other company’s consolidated gross revenues;

•       the Director, or an immediate family member of the Director, is, or within the last three years has been, employed by a company that has a director who is an officer of the Company;

•       the Director serves as an officer, director, or trustee, or as a member of a fund raising organization or committee of a not-for-profit entity to which the Company made contributions in excess of $50,000; or

•       the Director is, or within the last three years has been, an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of such company.

Applying these standards, the Board has determined that five of our six non-management Directors are independent:  Ms. Smith and Messrs. Fulton, Pulver, Welch, and Whiddon. In the course of making these determinations, the Board considered the following:

•       Mr. Bloom’s status as a managing director and an employee of Berkshire Partners LLC (“Berkshire Partners”). In October 2003, the Company paid Berkshire Partners $2.6 million to terminate a management fee arrangement, and in July 2005, the Company paid Berkshire Partners a transaction fee of $1.5 million for its services as our financial advisor in connection with our acquisition of OshKosh B’Gosh, Inc. Because of these payments to Berkshire Partners, Mr. Bloom failed to meet the independence tests listed above.

•       Mr. Whiddon’s status as an advisory director at Berkshire Partners in light of the payments made to Berkshire Partners described above. Mr. Whiddon is not an employee of Berkshire Partners, and, therefore, the Board determined that he does not fail to meet the independence tests listed above, and does not otherwise have a material relationship with the Company.

•       Mr. Fulton’s status as a director at Bank of America Corporation. Bank of America is the administrative agent and a party to our senior credit facility. Mr. Fulton is not an employee of Bank of America, and, therefore, the Board determined that he does not fail to meet the independence tests listed above, and does not otherwise have a material relationship with the Company.

PROPOSAL TO ELECT CLASS I DIRECTORS

The Board proposes that the two Class I Director nominees be re-elected to the Board to serve until 2010. The Company’s Board is divided into three classes with each Director serving a three-year term or until his or her earlier resignation, death, or removal. In addition to the two Class I nominees, the Company’s current Class II and Class III Directors are listed below. Each nominee currently serves as a Class I Director.

Class I Nominees—Terms Expiring at the Annual Meeting

Name	Age
David Pulver	65
Elizabeth A. Smith	43

The individuals who will continue to serve as Class II and Class III Directors after the Annual Meeting are:

Class II Directors—Terms Expiring in 2008

Name	Age
Bradley M. Bloom	54
Frederick J. Rowan, II	67

Class III Directors—Terms Expiring in 2009

Name	Age
Paul Fulton	72
John R. Welch	75
Thomas E. Whiddon	54

The Board recommends a vote FOR the election of David Pulver and Elizabeth A. Smith as Class I Directors.

Vote Required

The two nominees for election as Class I Directors who receive the greatest number of votes will be elected as Class I Directors. Votes may be cast in favor of all nominees, withheld for all nominees, or for all nominees, except specific nominees. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for each nominee, and, therefore, will not affect the outcome of the vote on this proposal. Proxies that are granted without providing voting instructions will be voted FOR the election of the two Class I Director nominees.

COMPENSATION OF DIRECTORS

Each of our non-management Directors receives an annual retainer and meeting fees. In fiscal 2006, each Director’s annual retainer was comprised of a $20,000 cash payment and a grant of our common stock valued at approximately $90,000. Each Director also received per meeting fees of $2,500 for regularly scheduled Board meetings and $1,000 for special Board or special committee meetings. We also compensate our new non-management Directors with an initial grant of restricted common stock valued at approximately $100,000. This restricted stock vests after three years following the date of grant.

In addition to the Director fees described above, we pay each member of our Audit, Compensation, and Nominating and Corporate Governance Committees per meeting fees of $1,000. We pay an additional $10,000 retainer to the Chairman of the Audit Committee and a $5,000 retainer to the Chairmen of the Compensation and Nominating and Corporate Governance Committees.

We reimburse Directors for travel expenses incurred in connection with attending Board and committee meetings and the Annual Meeting and for other expenses incurred while conducting Company business. We pay no additional remuneration to Mr. Rowan for serving as a Director. There are no family relationships among any of the Directors or executive officers.

The following table provides information concerning the compensation of our non-management Directors for fiscal 2006.

FISCAL 2006 DIRECTORS COMPENSATION TABLE

Name	Fees Earned (or paid in cash) (c)	Stock Awards ($) (d)		Option Awards ($)		Total ($)
Bradley M. Bloom (a)	$33,000	$89,996		$—		$122,996
Ross M. Jones (a), (b)	$26,000	$—		$—		$26,000
Paul Fulton	$49,000	$89,996		$2,695	(f)	$141,691
David Pulver	$51,000	$89,996		$1,148	(g)	$142,144
Elizabeth A. Smith	$40,000	$123,239	(e)	$—		$163,239
John R. Welch	$46,000	$89,996		$4,915	(h)	$140,911
Thomas E. Whiddon	$44,000	$89,996		$15,549	(i)	$149,545

(a)           All compensation earned by Mr. Bloom and Mr. Jones was paid to Berkshire Partners.

(b)           Mr. Jones resigned from the Board effective as of the end of the Board’s May 12, 2006 meeting.

(c)            This column reports the amount of cash compensation earned in fiscal 2006 for Board and committee service, including the annual cash retainer.

(d)          On May 11, 2006, we issued each of our non-management Directors 2,862 shares of common stock. The fair market value of the common stock issuances was approximately $31.45 per share and was based on the closing market price on the date of issuance.

(e)           Upon joining the Board in November 2004, the Company issued Ms. Smith 6,070 shares of restricted stock which vest in November 2007. These shares had a grant date fair value of $16.48 per share. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), we assume these shares will vest in November 2007 and record expense ratably over the vesting period.

(f)             On May 15, 2002, Mr. Fulton was granted 16,000 stock options with an exercise price of $3.08, which was $0.85 lower than the fair market value of the stock on the date of grant. The amount disclosed in this column equals the Company’s expense for such stock options, which equals the difference between the exercise price and fair market value of the stock on the date of grant recorded ratably over the vesting period through fiscal 2007.

(g)           On January 9, 2002, Mr. Pulver was granted 16,000 stock options with an exercise price of $3.08, which was $0.36 lower than the fair market value of the stock on the date of grant. The amount disclosed in this column equals the Company’s expense for such stock options, which equals the difference between the exercise price and fair market value of the stock on the date of grant recorded ratably over the vesting period through fiscal 2007.

(h)          On April 5, 2003, Mr. Welch was granted 16,000 stock options with an exercise price of $4.94 and a Black-Scholes fair value of $1.54. The amount disclosed in this column equals the Company’s expense for such stock options in accordance with SFAS 123R recorded ratably over the vesting period through fiscal 2008.

(i)              On September 17, 2003, Mr. Whiddon was granted 16,000 stock options with an exercise price of $6.98 and a Black-Scholes fair value of $4.88. The amount disclosed in this column equals the Company’s expense for such stock options in accordance with SFAS 123R recorded ratably over the vesting period through fiscal 2008.

For stock options, the SFAS 123R fair value is calculated based on assumptions summarized in Note 7 to our audited consolidated financial statements which are included in our Annual Report on Form 10-K. For complete beneficial ownership information of our common stock for each of our Directors, see heading “Securities Ownership of Beneficial Owners, Directors, and Executive Officers” on page 27.

EXECUTIVE OFFICERS’ BIOGRAPHICAL INFORMATION AND EXPERIENCE

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Frederick J. Rowan, II	67	Chairman of the Board of Directors and Chief Executive Officer
Joseph Pacifico	57	President
Charles E. Whetzel, Jr.	56	Executive Vice President and Chief Sourcing Officer
David A. Brown	49	Executive Vice President and Chief Operations Officer
Michael D. Casey	46	Executive Vice President and Chief Financial Officer

Frederick J. Rowan, II joined us in 1992 as President and Chief Executive Officer and became Chairman of the Board of Directors in October 1996. Prior to joining us, Mr. Rowan was Group Vice President of VF Corporation, a multi-division apparel company and, among other positions, served as President and Chief Executive Officer of both The HD Lee Company, Inc. and Bassett-Walker, Inc., divisions of VF Corporation. Mr. Rowan, who has been involved in the textile and apparel industries for over 40 years, has been in senior executive positions for nearly 30 of those years. Mr. Rowan began his career at the DuPont Corporation and later joined Aileen, Inc., a manufacturer of women’s apparel, where he subsequently became President and Chief Operating Officer. On June 1, 2004, the Company named Joseph Pacifico, President of Carter’s, Inc. Mr. Rowan continues to serve as our Chairman of the Board of Directors and Chief Executive Officer.

Joseph Pacifico joined us in 1992 as Executive Vice President-Sales and Marketing and was named President of Marketing in 1997. On June 1, 2004, Mr. Pacifico was named President of Carter’s, Inc. Mr. Pacifico began his career with VF Corporation in 1981 as a sales representative for The HD Lee Company, Inc. and was promoted to the position of Vice President of Marketing in 1989, a position he held until 1992.

Charles E. Whetzel, Jr. joined us in 1992 as Executive Vice President-Operations and was named Executive Vice President-Manufacturing in 1997. In 2000, Mr. Whetzel was named Executive Vice President-Global Sourcing, and in 2005 he was named Executive Vice President and Chief Sourcing Officer. Mr. Whetzel began his career at Aileen, Inc. in 1971 in the Quality function and was later promoted to Vice President of Apparel. Following Aileen, Inc., Mr. Whetzel held positions of increased responsibility with Health-Tex, Inc., Mast Industries, Inc., and Wellmade Industries, Inc. In 1988, Mr. Whetzel joined Bassett-Walker, Inc. and was later promoted to Vice President of Manufacturing for The HD Lee Company, Inc.

David A. Brown joined us in 1992 as Senior Vice President-Business Planning and Administration. In 1997, Mr. Brown was named Executive Vice President-Operations, and in 2005 was named Executive Vice President and Chief Operations Officer. Prior to 1992, Mr. Brown held various positions at VF Corporation including Vice President-Human Resources for both The HD Lee Company, Inc. and Bassett-Walker, Inc. Mr. Brown also held human resource positions with Blue Bell, Inc. and Milliken & Company earlier in his career.

Michael D. Casey joined us in 1993 as Vice President-Finance and was named Senior Vice President-Finance in 1997. In 1998, Mr. Casey was named Senior Vice President and Chief Financial Officer. In March 2003, Mr. Casey was named Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Casey was a Senior Manager with Price Waterhouse LLP, predecessor to PricewaterhouseCoopers LLP.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis, or CD&A, is intended to provide information regarding the Company’s executive compensation program and practices. This CD&A covers a variety of topics, including: the Company’s compensation philosophy regarding executive compensation, the role of our Compensation Committee in setting the compensation of our executive officers, and executive compensation decisions for fiscal 2006.

Compensation Philosophy

The Company is committed to achieving long-term, sustainable growth and increasing stockholder value. The Company’s compensation program for our executive officers is designed to support these objectives and encourage strong financial performance on an annual and long-term basis by linking a significant portion of our executive officers’ total compensation to Company performance in the form of incentive compensation. The principal elements of our executive compensation structure are base salary, annual performance bonus, and long-term equity incentives. In addition, the Company offers perquisites and other personal benefits to our executive officers. Our executive officers may also receive special bonuses, generally in the form of long-term equity incentives, in recognition of special circumstances or superior performance.

The Company’s compensation philosophy is to set our executive officers’ compensation, including base salary, annual performance bonus, and long-term equity incentives, at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment. The total compensation of the Company’s executive officers is targeted between the fiftieth and seventy-fifth percentile of compensation paid to executives at companies in our peer group, with maximum compensation in the top quartile if superior performance is achieved.

Role of the Compensation Committee

Our Compensation Committee sets the compensation of our executive officers, including the mix of base salary, annual performance bonus, and long-term equity incentives. Our Compensation Committee also sets the financial performance targets for our executive officers’ annual performance bonuses and performance stock option vesting.

To maintain the effectiveness of our executive officer compensation program, and keep it consistent with our compensation philosophy, our Compensation Committee regularly reviews the reasonableness of our executive compensation using public information about companies in our peer group and the industry in general. In making compensation determinations, our Compensation Committee takes into account the Company’s growth and profitability, individual executive officer performance, the nature and scope of each executive officer’s responsibilities, and each officer’s effectiveness in supporting the Company’s long-term goals. Our Compensation Committee also considers the recommendations of our Chief Executive Officer regarding the base salary, annual performance bonus, and long-term equity incentives of our President and Executive Vice Presidents. In addition, our Chief Executive Officer, Chief Financial Officer, and Senior Vice President of Human Resources make recommendations to the Compensation Committee regarding executive compensation.

Our Compensation Committee utilizes Hay Group, a compensation consulting firm retained by the Company, as its advisor to make recommendations on executive compensation matters. Hay Group provides our Compensation Committee with data to benchmark the total annual cash, annual performance bonus, and long-term equity incentive compensation of similar executive officers in our peer group and the industry in general. Hay Group serves at the direction of the Compensation Committee, and meets privately with the Compensation Committee and with its Chairman.

Total Compensation

In setting a total compensation target for each executive officer, we consider objective and subjective factors, such as individual and Company performance, prior equity awards, potential future earnings from equity awards, retention, and motivation. Our Compensation Committee reviews competitive market data using Hay Group’s Retail Industry Total Remuneration Survey and proxy statements of companies in our peer group. The retail survey provides market data by position, controlling for differences in responsibility and revenue size. The peer group data allows the Compensation Committee to take into consideration total compensation of similar executives at comparable companies. The data from both of these sources includes base salary, annual performance bonus, and long-term equity incentives for the named executive officers. The Company’s goal is to set total compensation for each of our executive officers between the fiftieth and seventy-fifth percentile of similar executives at companies in our peer group, and to award our executive officers total compensation in the top quartile if superior performance is achieved.

Our peer group is comprised of companies in the retail or wholesale industries that primarily conduct business in apparel or related accessories, have revenues between $500 million and $3 billion, and whom we consider to be high-performing companies, generally with three years of growth in revenue and net income. In 2006, our peer group was comprised of Abercrombie & Fitch, Aeropostale, American Eagle Outfitters, Ann Taylor, Chico’s, The Children’s Place, Coach, Columbia Sportswear, Dick’s Sporting Goods, Fossil, Guess, Gymboree, Hot Topic, New York & Company, Pacific Sunwear, Quicksilver, Talbots, Timberland, Tween Brands, and Urban Outfitters.

To account for our Company’s recent growth and to align our peer group more closely with our industry, our Compensation Committee reviewed our peer group and, with the assistance of Hay Group, developed and approved a revised peer group to benchmark 2007 executive compensation. Our Compensation Committee removed Ann Taylor, Columbia Sportswear, Dick’s Sporting Goods, Fossil, Guess, Hot Topic, New York & Company, Talbots, and Urban Outfitters from our peer group, and added Coldwater Creek, J. Crew, and Oxford Industries. The Company has generally been at or above the median of this group in terms of revenue and key financial performance metrics, including total shareholder return and net income growth.

In 2006, as set forth in more detail in the Summary Compensation Table, the total compensation of our Chief Executive Officer was $4,022,775, which included a $1,000,000 cash performance bonus for his leadership over the integration of OshKosh B’Gosh, which we acquired in July 2005. The total compensation of our Chief Financial Officer was $1,213,919; the total compensation of our President was $2,365,172; the total compensation of our Chief Sourcing Officer was $1,205,720; and the total compensation of our Chief Operations Officer was $1,163,571. In general, the total compensation of our executive officers is at or above the median compensation of similar executives at companies in our peer group.

Base Salary

The Company’s goal is to set our executive officers’ base salaries at approximately the fiftieth percentile of the base salaries paid to similar executives in our peer group. In setting our executive officers’ base salaries we also take into consideration subjective factors, such as the relative responsibilities of each executive officer and the cross-functional leadership roles and business contributions shared equally by our Executive Vice Presidents.

In 2006, we provided our Chief Executive Officer, President, and Executive Vice Presidents with base salaries of $812,000, $600,000, and $375,000, respectively. Our executive officers have employment agreements that provide them with threshold base salary levels, subject to annual cost of living adjustments and other adjustments our Compensation Committee deems appropriate. Except for our Chief Executive Officer, each of our executive officers has a base salary in excess of the threshold base salary levels set forth in their employment agreements. These employment agreements were entered into in August 2001, prior to the promotions of each of Messrs. Pacifico, Brown, Casey and Whetzel, and prior to the significant increase in the scope of each of their responsibilities.

Annual Performance Bonus

Our practice is to make cash performance bonuses a significant component of our executive officers’ total compensation, while maintaining the Company’s compensation philosophy to target total compensation between the fiftieth and seventy-fifth percentile of our peer group, and in the top quartile when superior performance is achieved. We believe this design aligns the interests of our executive officers with the interests of our stockholders.

Our Compensation Committee approves a target bonus for each executive officer that is based on a percentage of their base salaries. In establishing these bonus targets, the Compensation Committee considers our executive officers’ potential total compensation in light of the Company’s compensation philosophy and market practices. Our Compensation Committee approves these bonus targets before the end of the first quarter of each fiscal year. The executive officers can earn their target bonuses based upon the Company’s achievement of pre-determined financial performance targets. Our Compensation Committee has the discretion not to award performance bonuses, even if the Company achieves its financial performance targets.

In accordance with our Amended and Restated Annual Incentive Compensation Plan (the “Incentive Compensation Plan”), which has been approved by our stockholders, the Compensation Committee has selected earnings per share, as adjusted for unusual or non-recurring items, as the financial performance metric to determine the amount, if any, of annual performance bonuses to be paid under our Incentive Compensation Plan. Our Compensation Committee selected earnings per share because it believes it is closely aligned with the interests of our stockholders.

Our executive officers can earn from 0% to 200% of their target performance bonus based upon the Company’s achievement of pre-determined earnings per share targets established by the Compensation Committee. In 2006, the Company’s earnings per share had to be at least $1.26 per share, representing approximately 10% growth in earnings per share, before any annual performance bonus could be earned. To earn 100% of their target bonus, the Company’s earnings per share had to be at least $1.40 per share, representing approximately 23% growth in earnings per share; and for our executive officers to earn a maximum bonus, the Company’s earnings per share had to be at least $1.47 per share, representing approximately 29% growth in earnings per share.

In accordance with the terms of our Chief Executive Officer’s employment agreement, his annual performance bonus target must be at least 150% of his base salary. In 2006, we set our Chief Executive Officer’s performance bonus target at 150% of his base salary. Based upon the achievement of the Company’s earnings per share target of $1.40 in 2006, our Chief Executive Officer received an annual performance bonus of $1,218,000, or 150% of his base salary.

In accordance with the terms of our President’s employment agreement, his annual performance bonus target must be no less than 65% of his base salary. Mr. Pacifico entered into this employment agreement in August 2001, prior to being promoted to President in June 2004. In recognition of an increase in his scope of responsibilities resulting from his promotion to President, the Compensation Committee set Mr. Pacifico’s 2006 performance bonus target at 100% of his base salary. Based upon the achievement of the Company’s earnings per share target of $1.40 in 2006, our President received an annual performance bonus of $600,000, or 100% of his base salary.

In accordance with the terms of each of our Executive Vice Presidents’ employment agreements, their annual performance bonus target must be no less than 65% of his base salary. Our Executive Vice Presidents entered into their employment agreements in August 2001, prior to each executive officer’s promotion and the increase in scope and responsibilities of their respective positions. In recognition of these factors, the Compensation Committee set each of the Executive Vice Presidents’ performance bonus targets at 87.5% of their base salaries. Based upon the achievement of the Company’s earnings per share target of $1.40 in 2006, our Chief Financial Officer, Chief Sourcing Officer, and Chief Operations Officer each received an annual performance bonus of $328,125 in 2006, or 87.5% of each of their base salaries.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer and any of the company’s four other most highly compensated executive officers. This limitation generally does not apply to performance-based compensation that is awarded under a plan that is approved by the stockholders of a company and that also meets certain other technical requirements. Our compensation program for our executive officers generally operates within the deductibility requirements under Section 162(m). However, the Compensation Committee realizes that individual exceptions may occur.

Equity Incentives

Our Amended and Restated 2003 Equity Incentive Plan (the “Equity Incentive Plan”) allows for various types of equity awards, including stock options, restricted stock, stock appreciation rights, and deferred stock. Awards under our Equity Incentive Plan are granted to recruit, motivate, and retain employees and are granted in connection with promotions or increases in responsibility. These awards have been limited to time and performance-based stock options and time and performance-based restricted stock, although our Compensation Committee could use other forms of equity awards in the future.

All awards under our Equity Incentive Plan must be approved by our Compensation Committee. Our Compensation Committee determines the type, timing, and amount of equity awards granted to each of our executive officers after considering their base salary and target performance bonus in relation to the Company’s compensation philosophy. Our Compensation Committee also considers the competitive analysis of our peer group, the value of previous equity awards, and our desire to retain and motivate our executive officers and to align their goals with the long-term goals of our stockholders. In considering the impact of equity awards on total compensation, we calculate the value of equity awards by using the Black-Scholes valuation method. In addition, our Compensation Committee regularly reviews the equity ownership of our executives compared to the Company’s minimum ownership guidelines. These minimum ownership guidelines require our Chief Executive Officer and President to own at least ten times their base salary in Company stock (or the intrinsic value of options to purchase Company stock that were granted prior to the Company’s 2001 acquisition). The minimum ownership guidelines require our Executive Vice Presidents to each own five times their base salary in Company stock.

Our Compensation Committee’s practice is to approve grants of stock options and restricted stock at regularly scheduled meetings. Our Compensation Committee may also make equity grants at special meetings or by unanimous written consent. Our Compensation Committee sets the exercise prices of equity awards at the closing price of our common stock on the New York Stock Exchange on the date of grant.

In May 2005, our Compensation Committee granted our Chief Executive Officer 400,000 performance-based stock options. These options vest in varying percentages in February 2009 based upon Mr. Rowan’s continued employment with the Company, the Company’s achievement of specified levels of fiscal 2008 net income, as adjusted for presentation to the financial markets, ranging from $75 million to $100 million, and other individual performance criteria that we believe Mr. Rowan will achieve.

In March 2004, our Compensation Committee granted our President 200,000 stock options that vest in five equal, annual installments based on Mr. Pacifico’s continued employment with the Company. In November 2005, the Compensation Committee granted our President 200,000 performance-based stock options. These options vest in February 2010 based upon Mr. Pacifico’s continued employment with the Company, the Company’s achievement of fiscal 2009 net income, as adjusted for presentation to the financial markets, of at least $116 million, and other individual performance criteria that we believe Mr. Pacifico will achieve.

In March 2004, our Compensation Committee granted our Chief Financial Officer 200,000 stock options that vest in five equal, annual installments based on Mr. Casey’s continued employment with the Company. In each of February 2006 and February 2007, our Compensation Committee granted our Chief Financial Officer 12,000 stock options and 12,000 shares of restricted stock, each of which vest in four equal, annual installments based on Mr. Casey’s continued employment with the Company.

In May 2005, our Compensation Committee granted our Chief Sourcing Officer and Chief Operations Officer each 60,000 stock options that vest in four equal, annual installments based on each’s continued employment with the Company. In May 2005, our Compensation Committee also granted our Chief Sourcing Officer and Chief Operations Officer each 40,000 shares of restricted stock, all of which vest in May 2009 based on each’s continued employment with the Company.

Perquisites and Other Benefits

The Company provides perquisites and other benefits to our executive officers as part of their total compensation. In 2006, the Compensation Committee established a perquisite allowance from which each executive officer is reimbursed for various expenses, including automobile allowances, financial and tax planning, health club dues, and related tax gross-up payments. Amounts from the perquisite allowance that are unused at the end of the fiscal year are forfeited.

The 2006 perquisite allowances for our executive officers were: $60,000 for our Chief Executive Officer, $45,000 for our President, and $30,000 for each of our Executive Vice Presidents. In addition to the perquisite allowances, our Chief Executive Officer, President, and Chief Operations Officer are each provided a country club membership. Additional information on executive officer perquisites can be found in the footnotes to the Fiscal 2006 Summary Compensation Table in this proxy statement.

Pursuant to the Company’s 401(k) plan, the Company provides its executives the same level of matching contributions available to all eligible employees, which is equal to 100% of each executive officer’s first 3% of pre-tax contributions and 50% of each executive officer’s next 2% of pre-tax contributions each year, subject to Internal Revenue Service limitations. In 2006, each of our executive officers received $8,800 in matching contributions.

The Company also made premium payments on behalf of our President and Executive Vice Presidents on their personally owned insurance policies. In 2006, including the associated tax gross-ups, the Company made payments of $192,876 on behalf of our President, $69,505 on behalf of our Chief Financial Officer, $99,044 on behalf of our Chief Sourcing Officer, and $59,079 on behalf of our Chief Operations Officer.

The Company also provides our executive officers with an excess supplementary health insurance policy that reimburses our executives for certain qualified health expenses not covered under the Company’s ERISA medical plan.

Retirement Benefits

Under an agreement with Mr. Rowan, the Company has agreed to provide him with a supplemental executive retirement defined benefit according to a formula based on his final average annual salary during the highest 36 consecutive months of his last 60 months of employment, offset by other external retirement benefits and Social Security benefits to which he is entitled. This benefit is subject to an overall annual maximum payment of $385,000. Based on the estimated value of his other retirement and Social Security benefits, Mr. Rowan’s annual payment is projected to be approximately $334,000 upon retirement. The plan is fully funded through two insurance policies, and the Company was not required to make any premium payments in 2006 to meet the plan’s benefit obligation. In addition, no other premiums are expected to be required in the future to meet the plan’s benefit obligation.

Pursuant to his employment agreement, the Company also provides Mr. Rowan with life insurance equal to 250% of his annual base salary. This life insurance benefit is provided through two split-dollar life insurance policies. The premium and gross-up payment for fiscal 2006 was $48,106, which was included in Mr. Rowan’s compensation. Upon Mr. Rowan’s retirement, the split-dollar arrangement will be terminated. A portion of the cash value of the policies will be used to reimburse the Company for premium payments made prior to 2003. A portion of this reimbursement will be used to provide Mr. Rowan with a gross-up payment for taxes that Mr. Rowan will incur upon termination of the policy.

Potential Payments upon a Termination or Change in Control

Termination

In the event that any of our executive officers is terminated by the Company for “cause,” retires, becomes disabled, or dies, the executive or his estate will be provided his base salary and fringe and medical and dental benefits through the termination of his employment. If any of our executive officers is terminated “without cause,” or if any of our executive officers terminates his employment for “good reason,” the executive officer shall receive his base salary and medical and dental benefits for 24 months (36 months in the case of our Chief Executive Officer) following the date of his termination, if the executive officer complies with confidentiality, intellectual property assignment, non-competition, and non-solicitation obligations, which generally last for a period of one to two years. The executive officers have the option of receiving these payments in one lump sum equal to the total payment’s then present value. The executive officers shall also receive the annual performance bonus that he would have earned as if he had been employed at the end of the year in which his employment was terminated. The determination of whether an annual performance bonus is payable to the executive officer may take into account whether the Company achieved its performance targets, but may not take into account whether personal performance targets for the executive officer were achieved. The vesting of equity incentives for our executive officers is not required to be accelerated in the event of a termination of employment.

In determining whether a termination occurred with or without cause, “cause” is deemed to exist when the executive officer has: been convicted of a felony (or the entering of a plea of guilty or no contest to a felony); committed an act of fraud involving an act of dishonesty for personal gain which is materially injurious to the Company; willfully breached his obligations of confidentiality, intellectual property assignment, non-competition, or non-solicitation against the Company; willfully engaged in gross misconduct which is materially injurious to the Company; or, after a cure period, willfully refused to perform his duties.

In determining whether an executive officer has “good reason” to terminate his employment, “good reason” is generally deemed to exist when the Company has: materially reduced an executive officer’s duties, responsibilities, or status; assigned to the executive a material amount of additional duties that are significantly inconsistent with his previous duties; required the executive to relocate or imposed a material amount of increased travel obligations; or materially breached his employment agreement.

Based upon a hypothetical termination “without cause” or for “good reason” as of December 30, 2006, the severance and other benefits each executive officer would be entitled to are as follows:

	Chief Executive Officer	President	Executive Vice Presidents
Base Salary	$2,436,000	$1,200,000	$750,000
Performance Bonus	1,218,000	600,000	328,125
Health and Other Benefits	41,796	27,864	27,864
Total	$3,695,796	$1,827,864	$1,105,989

In addition, our executive officers are entitled to receive any benefits that they would have been entitled to under our 401(k) plan and supplemental retirement plans. These severance benefits are provided under the terms of each of our executive’s employment agreements.

Change in Control

In the event of a change in control of the Company, all unvested stock options shall vest. The closing price on the New York Stock Exchange of the Company’s common stock on the last trading day of fiscal 2006 was $25.50 per share. Based upon a hypothetical change in control of the Company on December 30, 2006, the intrinsic value of accelerated option vesting for our executive officers would be as follows:

	Chief Executive Officer	Chief Financial Officer	President	Chief Sourcing Officer	Chief Operations Officer
Option Value	$1,396,000	$1,282,800	$1,282,800	$157,050	$157,050

In the event of a change in control of the Company, the Compensation Committee also has the ability to remove the vesting restrictions on all unvested shares of restricted stock. Based upon a hypothetical change in control of the Company on December 30, 2006, the intrinsic value of accelerated option vesting and the value of accelerated vesting of restricted shares for our executive officers would be as follows:

	Chief Executive Officer	Chief Financial Officer	President	Chief Sourcing Officer	Chief Operations Officer
Option and Restricted Stock Value	$1,396,000	$1,588,800	$1,282,800	$1,177,050	$1,177,050

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee

Mr. Paul Fulton, Chairman

Ms. Elizabeth A. Smith

Mr. John R. Welch

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serving during fiscal 2006 has been an officer or other employee of the Company. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or the Compensation Committee.

FISCAL 2006 SUMMARY COMPENSATION TABLE

The table below provides information concerning the compensation of our named executive officers for fiscal 2006.

In the “Salary” column, we disclose the base salary paid to each of our named executive officers during fiscal 2006.

In the “Bonus” column, we disclose the cash bonuses earned during fiscal 2006, other than amounts earned pursuant to the Company’s Incentive Compensation Plan.

In the “Stock Awards” and “Option Awards” columns, we disclose the 2006 compensation expense the Company recorded in accordance with SFAS 123R relating to awards of stock or options, without a reduction for assumed forfeitures. For restricted stock, the SFAS 123R fair value is calculated using the closing price on the NYSE of our stock on the date of grant and expense is recorded ratably over the vesting period. For time-based and performance-based stock options, the SFAS 123R fair value is calculated based on assumptions summarized in Note 7 to our audited consolidated financial statements, which are included in our 2006 Annual Report on Form 10-K. For time-based stock options, we recognize expense ratably over the vesting period. For performance-based stock options and restricted stock awards that cliff-vest, we have assumed the performance criteria will be met and restricted stock awards will cliff-vest, and in accordance with SFAS 123R, we record expense ratably over the vesting period.

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all compensation earned in fiscal 2006 pursuant to the Company’s Incentive Compensation Plan, even though payments of such amounts were made in February 2007.

In the column “All Other Compensation,” we disclose the dollar value of all other compensation that could not properly be reported in other columns of the Fiscal 2006 Summary Compensation Table, including perquisites, amounts reimbursed for the payment of taxes, and insurance premiums paid by the Company for the benefit of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
Frederick J. Rowan, II	2006	$812,000	$1,000,000	(a)	$—	$849,172	$1,218,000	$—	$143,603	$4,022,775
Chairman of the Board and Chief Executive Officer
Michael D. Casey	2006	$375,000	$—		$89,689	$302,069	$328,125	$—	$119,036	$1,213,919
Executive Vice President and Chief Financial Officer
Joseph Pacifico	2006	$600,000	$—		$—	$880,962	$600,000	$—	$284,210	$2,365,172
President
Charles E. Whetzel, Jr.	2006	$375,000	$—		$219,297	$130,193	$328,125	$—	$153,105	$1,205,720
Executive Vice President and Chief Sourcing Officer
David A. Brown	2006	$375,000	$—		$219,297	$130,193	$328,125	$—	$110,956	$1,163,571
Executive Vice President and Chief Operations Officer

(a)                 Bonus award earned in fiscal 2006 based on the Company’s achievement of performance criteria related to the integration of OshKosh as set forth in Mr. Rowan’s amended and restated employment agreement. This award was paid in fiscal 2007.

(b)                The amounts disclosed in this column for Mr. Casey, Mr. Whetzel, and Mr. Brown reflect the expense we recorded in accordance with SFAS 123R during fiscal 2006 for the following grants, without a reduction for assumed forfeitures:

(i)                  Mr. Casey was granted 12,000 shares of restricted stock on February 16, 2006 with a grant date fair value of $34.32 per share, the closing price of the Company’s common stock on the date of grant. These shares vest in four equal, annual installments. In accordance with SFAS 123R, we record expense for this grant ratably over the four-year vesting period.

(ii)                Mr. Whetzel and Mr. Brown were each granted 40,000 shares of restricted stock on May 13, 2005 with a grant date fair value of $22.01 per share, the closing price of the Company’s common stock on the date of grant. These shares cliff-vest on May 13, 2009. We have assumed these shares will vest on May 13, 2009, and in accordance with SFAS 123R, we record expense for these grants ratably over the four-year vesting period.

(c)                 The amounts disclosed in this column represent the expense we recorded in accordance with SFAS 123R during fiscal 2006 for the following grants, without a reduction for assumed forfeitures:

(i)                  Mr. Rowan was granted 400,000 performance-based stock options on May 13, 2005 with a Black-Scholes fair value of $7.76 per share and an exercise price of $22.01 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in February 2009, subject to the achievement of individual and Company performance criteria. We have assumed these performance criteria will be met and these shares will vest, and in accordance with SFAS 123R, we record expense ratably over the vesting period.

(ii)                Mr. Casey was granted 200,000 time-based stock options on March 22, 2004 with a Black-Scholes fair value of $6.56 per share and an exercise price of $14.81 per share, the closing price of the Company’s common stock on the date of grant. These shares vest in five equal, annual installments following the date of grant. In accordance with SFAS 123R, we record expense for this grant ratably over the five-year vesting period. Mr. Casey was also granted 12,000 time-based stock options on February 16, 2006 with a Black-Scholes fair value of $15.59 per share and an exercise price of $34.32 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in four equal, annual installments. In accordance with SFAS 123R, we record expense for this grant ratably over the four-year vesting period.

(iii)              Mr. Pacifico was granted 200,000 time-based stock options on March 22, 2004 with a Black-Scholes fair value of $6.56 per share and an exercise price of $14.81 per share, the closing price of the Company’s common stock on the date of grant. These shares vest in five equal, annual installments following the date of grant. In accordance with SFAS 123R, we record expense for this grant ratably over the five-year vesting period. Mr. Pacifico was also granted 200,000 performance-based stock options on November 10, 2005 with a Black-Scholes fair value of $12.68 and an exercise price of $31.18 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in February 2010, subject to the achievement of individual and Company performance criteria. We have assumed these performance criteria will be met and these shares will vest, and in accordance with SFAS 123R, we record expense ratably over the vesting period.

(iv)              Mr. Whetzel and Mr. Brown were each granted 60,000 stock options on May 13, 2005 with a Black-Scholes fair value of $8.71 per share and an exercise price of $22.01 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in four equal, annual installments following the date of grant. In accordance with SFAS 123R, we record expense for these grants ratably over the four-year vesting period.

The fair values of these stock option awards were calculated based on assumptions summarized in Note 7 to our audited consolidated financial statements which are included in our 2006 Annual Report on Form 10-K.

(d)                There was no change in the present value of Mr. Rowan’s supplemental executive retirement plan benefit from the end of fiscal 2005 to the end of fiscal 2006 due to a combination of a decreased benefit and the mortality factors used.

(e)                 The amounts shown as “All Other Compensation” consist of the following:

Name	Insurance Premium Payments (i)	Excess Personal Liability Insurance Premiums	Medical Reimbursements (ii)	401(k) Company Match	Perquisites (iii)	Tax Gross-Ups (iv)	Total
Frederick J. Rowan, II	$27,685	$3,529	$7,919	$8,800	$46,841	$48,829	$143,603
Michael D. Casey	$40,000	$3,529	$4,599	$8,800	$19,336	$42,772	$119,036
Joseph Pacifico	$111,000	$3,529	$14,049	$8,800	$38,971	$107,861	$284,210
Charles E. Whetzel, Jr.	$57,000	$3,529	$9,129	$8,800	$24,289	$50,358	$153,105
David A. Brown	$34,000	$3,529	$5,643	$8,800	$24,512	$34,472	$110,956

(i)                Amount for Mr. Rowan relates to split-dollar life insurance premiums paid by the Company and payments to Messrs. Casey, Pacifico, Whetzel, and Brown relate to contributions made to individual whole-life insurance policies.

(ii)             Amounts relate to medical reimbursements and related costs pursuant to a supplemental executive medical reimbursement plan.

(iii)          Mr. Rowan’s perquisites are comprised of $20,251 for automobile-related costs, $11,858 for fundraising activities, $7,250 for financial planning, $5,101 for country club dues, and $2,381 for spousal travel; Mr. Casey’s perquisites are comprised of $18,011 for automobile-related costs and $1,325 for a health club membership; Mr. Pacifico’s perquisites are comprised of $22,432 for automobile-related costs, $5,750 for financial planning, $5,648 for a health club membership, and $5,141 for country club dues; Mr. Whetzel’s perquisites are comprised of $22,964 for automobile-related costs and $1,325 for a health club membership; and Mr. Brown’s perquisites are comprised of $23,210 for automobile-related costs and $1,302 for country club dues.

(iv)           Mr. Rowan’s gross-ups are comprised of $20,421 for insurance premium payments, $14,938 for automobile-related costs, $5,348 for financial planning, $3,764 for country club dues, $2,603 for excess personal liability insurance, and $1,755 for spousal travel; Mr. Casey’s gross-ups include $29,505 for insurance premium payments, $9,687 for automobile-related costs, $2,603 for excess personal liability insurance, and $977 for a health club membership; Mr. Pacifico’s gross-ups include $81,876 for insurance premium payments, $10,274 for automobile-related costs, $4,242 for financial planning, $5,072 for a health club membership, $3,794 for county club dues, and $2,603 for excess personal liability insurance; Mr. Whetzel’s gross-ups include $42,044 for insurance premium payments, $4,734 for automobile-related costs, $2,603 for excess personal liability insurance, and $977 for a health club membership; and Mr. Brown’s gross-ups include $25,079 for insurance premium payments, $6,790 for automobile-related costs, and $2,603 for excess personal liability insurance.

FISCAL 2006 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of plan-based awards made to a named executive officer in fiscal 2006. This includes incentive compensation awards granted under our Incentive Compensation Plan and stock option and restricted stock awards granted under our Equity Incentive Plan. The threshold, target, and maximum columns reflect the range of estimated payouts under these plans for fiscal 2006. The exercise price disclosed is equal to the closing market price of our common stock on the date of grant. Finally, in the last column, we report the aggregate SFAS 123R value of all awards made in fiscal 2006 as if they were fully vested on the grant date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Equity Award Grant Date	Threshold ($)	Target ($) (a)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Frederick J. Rowan, II	Cash Bonus	—	$—	$1,218,000	$2,436,000	—	—	—	$—	$—
	Shares	—	$—	$—	$—	—	—	—	$—	$—
	Options	—	$—	$—	$—	—	—	—	$—	$—
Michael D. Casey	Cash Bonus	—	$—	$328,125	$656,250	—	—	—	$—	$—
	Shares (b)	2/16/2006	$—	$—	$—	—	12,000	12,000	$—	$411,780
	Options (c)	2/16/2006	$—	$—	$—	—	12,000	12,000	$34.32	$187,124
Joseph Pacifico	Cash Bonus	—	$—	$600,000	$1,200,000	—	—	—	$—	$—
	Shares	—	$—	$—	$—	—	—	—	$—	$—
	Options	—	$—	$—	$—	—	—	—	$—	$—
Charles E. Whetzel, Jr.	Cash Bonus	—	$—	$328,125	$656,250	—	—	—	$—	$—
	Shares	—	$—	$—	$—	—	—	—	$—	$—
	Options	—	$—	$—	$—	—	—	—	$—	$—
David A. Brown	Cash Bonus	—	$—	$328,125	$656,250	—	—	—	$—	$—
	Shares	—	$—	$—	$—	—	—	—	$—	$—
	Options	—	$—	$—	$—	—	—	—	$—	$—

(a)                 Each executive officer earned his target bonus in fiscal 2006, which was paid in fiscal 2007.

(b)                Shares of restricted stock granted to Mr. Casey on February 16, 2006 pursuant to the Company’s Equity Incentive Plan. These restricted shares vest ratably in four equal, annual installments following the date of grant. In accordance with SFAS 123R, we record expense related to this grant ratably over the vesting period.

(c)                 Time-based stock options granted to Mr. Casey on February 16, 2006 pursuant to the Company’s Equity Incentive Plan. These stock options vest ratably in four equal, annual installments following the date of grant. In accordance with SFAS 123R, we record expense related to this grant ratably over the vesting period.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

The following table provides information concerning our named executive officers’ exercises of stock options and vesting of restricted stock during fiscal 2006. The table reports, on an aggregate basis, the number of securities acquired upon exercise of stock options, the dollar value realized upon exercise of stock options, the number of shares of restricted stock that have vested, and the dollar value realized upon the vesting of restricted stock.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frederick J. Rowan, II	636,400	$17,453,731	(a)	—	—

(a)                 Aggregate dollar amount was calculated by multiplying the number of shares acquired by the difference between the market price of the underlying securities at the time of exercise and the exercise price of the stock options.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

The following table provides information regarding unexercised stock options, stock that has not yet vested, and equity incentive plan awards for each named executive officer outstanding as of the end of fiscal 2006. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (a) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (b)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (d)
Frederick J. Rowan, II	958,356	—	—	$0.75	—	—	—
	1,060,710	—	—	$3.08	8/15/2011	—	—
	—	—	400,000	$22.01	5/13/2015	—	—
Michael D. Casey	389,688	—	—	$3.08	8/15/2011	—	—
	80,000	120,000	—	$14.81	3/22/2014	—	—
	—	12,000	—	$34.32	2/16/2016	—	—
	—	—	—	$—	—	12,000	$306,000
Joseph Pacifico	389,688	—	—	$3.08	8/15/2011	—	—
	80,000	120,000	—	$14.81	3/22/2014	—	—
	—	—	200,000	$31.18	11/10/2015	—	—
			—	—
Charles E. Whetzel, Jr.	389,688	—	—	$3.08	8/15/2011	—	—
	15,000	45,000	—	$22.01	5/13/2015	—	—
	—	—	—	$—	—	40,000	$1,020,000
David A. Brown	389,688	—	—	$3.08	8/15/2011	—	—
	15,000	45,000	—	$22.01	5/13/2015	—	—
	—	—	—	$—	—	40,000	$1,020,000

(a)              Unexercised options relate to the following awards:

(i)               Mr. Casey was granted 200,000 time-based stock options on March 22, 2004 with a Black-Scholes fair value of $6.56 per share and an exercise price of $14.81 per share, the closing price of the Company’s common stock on the date of grant. These shares vest in five equal, annual installments following the date of grant. In accordance with SFAS 123R, we record expense ratably over the five-year vesting period. Mr. Casey was also granted 12,000 time-based stock options on February 16, 2006 with a Black-Scholes fair value of $15.59 per share and an exercise price of $34.32 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in four equal, annual installments following the date of grant. In accordance with SFAS 123R, we record expense ratably over the four-year vesting period.

(ii)            Mr. Pacifico was granted 200,000 time-based stock options on March 22, 2004 with a Black-Scholes fair value of $6.56 per share and an exercise price of $14.81 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in five equal, annual installments. In accordance with SFAS 123R, we record expense ratably over the five-year vesting period.

(iii)         Mr. Whetzel and Mr. Brown were each granted 60,000 stock options on May 13, 2005 with a Black-Scholes fair value of $8.71 per share and an exercise price of $22.01 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in four equal, annual installments. In accordance with SFAS 123R, we record expense ratably over the four-year vesting period.

(b)             Unexercised, unearned stock options relate to the following awards:

(i)               Mr. Rowan was granted 400,000 performance-based stock options on May 13, 2005 with a Black-Scholes fair value of $7.76 per share and an exercise price of $22.01 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in February 2009, subject to the achievement of individual and Company performance criteria. We have assumed these performance criteria will be met and these shares will vest, and in accordance with SFAS 123R, we record expense ratably over the vesting period.

(ii)            Mr. Pacifico was granted 200,000 performance-based stock options on November 10, 2005 with a Black-Scholes fair value of $12.68 and an exercise price of $31.18 per share, the closing price of the Company’s common stock on the date of grant. These stock options vest in February 2010, subject to the achievement of individual and Company performance criteria. We assume these performance criteria will be met and these shares will vest, and in accordance with SFAS 123R, we record expense ratably over the vesting period.

(c)              Equity Incentive Plan awards relate to the following grants:

(i)               Mr. Casey was granted 12,000 shares of restricted stock on February 16, 2006 with a grant date fair value of $34.32 per share, the closing price of the Company’s common stock on the date of grant. These shares vest in four equal, annual installments. In accordance with SFAS 123R, we record expense ratably over the four-year vesting period.

(ii)            Mr. Whetzel and Mr. Brown were each granted 40,000 shares of restricted stock on May 13, 2005 with a grant date fair value of $22.01 per share, the closing price of the Company’s common stock on the date of grant. These shares cliff-vest on May 13, 2009. We have assumed these share will vest on May 13, 2009 and in accordance with SFAS 123R, we record expense for these grants ratably over the four-year vesting period.

(d)             Amount based on the closing market price per share of the Company’s common stock on Friday, December 29, 2006 of $25.50.

FISCAL 2006 PENSION BENEFITS TABLE

The following table provides information with respect to Mr. Rowan’s supplemental executive retirement plan (“SERP”). Mr. Rowan’s SERP provides him with a defined benefit according to a formula based on his final average annual salary during the highest 36 consecutive months of his last 60 months of employment, offset by other external retirement benefits and Social Security benefits to which he is entitled. This benefit is subject to an overall annual maximum payment of $385,000. Based on the estimated value of his other retirement and Social Security benefits, Mr. Rowan’s annual payment is projected to be approximately $334,000 upon retirement. The plan is fully funded through two insurance policies, and the Company was not required to make any premium payments in fiscal 2006 to meet the plan’s benefit obligation. In addition, no other premiums are expected to be required in the future to meet the plan’s benefit obligation.

The amounts below reflect the actuarial present value of Mr. Rowan’s accumulated benefit under the plan, computed as of December 30, 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Frederick J. Rowan, II	SERP	—	$3,228,000	—

SECURITIES OWNERSHIP OF BENEFICIAL OWNERS,
DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of the Company’s common stock owned by each of the following parties as of March 19, 2007, or as of such other date as indicated: (a) each person known by the Company to own beneficially more than five percent of the outstanding common stock; (b) the Company’s named executive officers; (c) each Director; and (d) all Directors and named executive officers as a group. Unless otherwise indicated below, the holders address is The Proscenium, 1170 Peachtree Street NE, 9th Floor, Atlanta, Georgia 30309.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percent
AMVESCAP PLC(1)	5,985,503	10.4%
Baron Capital Group, Inc.(2)	5,520,400	9.6%
The Guardian Life Insurance Company of America(3)	4,604,200	8.0%
Columbia Wanger Asset Management, L.P.(4)	3,444,400	6.0%
Frederick J. Rowan, II(5)	2,019,066	3.4%
Charles E. Whetzel, Jr.(6)	856,708	1.5%
Joseph Pacifico(7)	832,976	1.4%
David A. Brown(6)	801,272	1.4%
Michael D. Casey(8)	713,000	1.2%
David Pulver(9)	238,666	*
Paul Fulton(10)	187,954	*
Bradley M. Bloom(11)	150,004	*
Thomas E. Whiddon(12)	86,794	*
John R. Welch(13)	38,526	*
Elizabeth A. Smith(14)	11,554	*
All directors and executive officers as a group(15)	5,936,520	9.6%

*       Indicates less than 1% of our common stock.

(1)    This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 25, 2007. AMVESCAP PLC has sole voting and sole dispositive power covering 5,985,503 shares of our common stock. AMVESCAP is a holding company for AIM Advisors, Inc., AIM Capital Management, Inc., Invesco Private Capital, Inc. and PowerShares Capital Management, LLC. The address for AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG England. AIM Advisors, Inc. has shared voting and dispositive power covering 5,535,942 shares of our common stock. AIM Capital Management, Inc. has shared voting and dispositive power covering 355,447 shares of our common stock. Invesco Private Capital, Inc. has shared voting and dispositive power covering 30,436 of our common stock. PowerShares Capital Management, LLC has shared voting and dispositive power covering 63,678 shares of our common stock.

(2)    This information is based on a Schedule 13G/A filed with the SEC on February 14, 2007. Baron Capital Group, Inc. has shared voting power covering 5,069,400 shares and shared dispositive power covering 5,520,400 shares of our common stock. Baron Capital Group, Inc. and Ronald Baron are the parent of BAMCO, Baron Capital Management and Baron Growth Fund. The address for Baron Capital Group, Inc. is 767 Fifth Avenue, New York, New York 10153. BAMCO, Inc. has shared voting power covering 4,797,000 shares and shared dispositive power covering 5,217,000 shares of our common stock. Baron Capital Management, Inc. has shared voting power covering 272,400 shares and shared dispositive power covering 303,400 shares of our common stock. Baron Growth Fund has shared voting and dispositive power covering 2,900,000 shares of our common stock. Ronald Baron has shared voting power covering 5,069,400 shares and shared dispositive power covering 5,520,400 shares of our common stock.

(3)    This information is based on information provided in a Schedule 13G filed with the SEC on February 9, 2007. The Guardian Life Insurance Company of America shares voting and dispositive power covering 4,604,200 shares of our common stock. The Guardian Life Insurance Company of America is the parent company of Guardian

Investor Services LLC and RS Investment Management Co. LLC. The address for The Guardian Life Insurance Company of America is 388 Market Street, Suite 1700, San Francisco, California 94111. Guardian Investor Services LLC shares voting and dispositive power covering 4,604,200 shares of our common stock. RS Investment Management Co. LLC shares voting and dispositive power covering 4,604,200 shares of our common stock.

(4)    This information is based on information provided in a Schedule 13G filed with the SEC on January 12, 2007. Columbia Wanger Asset Management, L.P. is an investment adviser and has sole voting and dispositive power covering 3,444,400 shares of our common stock. The address for Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(5)    Represents 2,019,066 shares subject to exercisable stock options.

(6)    Includes 419,688 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 19, 2007 and 40,000 restricted shares.

(7)    Includes 509,688 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 19, 2007.

(8)    Includes 512,688 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 19, 2007 and 21,000 restricted shares.

(9)    Mr. Pulver is the sole stockholder of Cornerstone Capital, Inc., which is the record holder of 222,666 of the shares set forth next to Mr. Pulver’s name above. The total shown next to Mr. Pulver’s name includes 16,000 shares subject to exercisable stock options.

(10) Mr. Fulton’s address is c/o Bassett Furniture Industries, Inc., 380 Knollwood Street, Suite 610, Winston-Salem, North Carolina 27103. The total shown next to Mr. Fulton’s name includes 16,000 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days following March 19, 2007.

(11)  Mr. Bloom’s address is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, Massachusetts 02108.

(12) The total shown next to Mr. Whiddon’s name includes 9,600 shares subject to exercisable stock options.

(13) The total shown next to Mr. Welch’s name includes 12,800 shares subject to exercisable stock options.

(14) The total shown next to Ms. Smith’s name includes 6,070 shares of restricted common stock.

(15) Includes 3,935,218 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days following March 19, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the NYSE. Based on a review of the copies of such forms furnished to the Company, the Company believes that all forms were filed in a timely manner during fiscal 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plan as of the end of its last fiscal year:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under the equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	6,358,549	$7.95	2,173,283
Equity compensation plans not approved by security holders	—	—	—
Total	6,358,549	$7.95	2,173,283

(1)          Represents stock options that are outstanding or that are available for future issuance pursuant to the Company’s Equity Incentive Plan.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

The Company has a written policy that requires all transactions with related persons be reviewed by our Chief Financial Officer, and all such transactions involving more than $10,000 be reviewed with and approved by our Audit Committee. Our Chief Financial Officer annually reviews all transactions with related persons with our Audit Committee.

In the second quarter of fiscal 2006, the Company paid DJM Asset Management, LLC (“DJM”) approximately $122,000 for DJM’s services in assisting the Company to exit lease obligations for some of its retail stores. Berkshire Partners has an equity investment in DJM. Until May 2006, Berkshire Partners owned more than 10% of our common stock. In addition, one of our current Directors, Bradley M. Bloom, and our former Director, Ross M. Jones, are Managing Directors of Berkshire Partners. The financial interest of Berkshire Partners, Bradley M. Bloom, and Ross M. Jones in the transaction between DJM and the Company is neither material nor reasonably calculable.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee (the “Committee”) is currently composed of three directors who satisfy the independence requirements of the New York Stock Exchange’s listing standards (the “Listing Standards”). The Board of Directors has determined that all of the Committee’s members qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission (“SEC”). The Committee operates pursuant to a written charter adopted by the Board of Directors that satisfies the Listing Standards. A current copy of the Committee’s Charter, which the Committee reviews annually, is available on the Company’s website at www.carters.com.

The Committee’s primary responsibilities include overseeing: the quality and integrity of the Company’s financial statements, including the Company’s accounting, auditing and reporting practices; the effectiveness of the Company’s internal control over financial reporting; the Company’s compliance with legal and regulatory requirements; and the performance of the Company’s internal audit function. The Committee also appoints and oversees the Company’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP (“PwC”), and in doing so, reviews the independence, qualifications, and performance of PwC.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements; complying with accounting and financial reporting principles; establishing, maintaining, and evaluating the effectiveness of the Company’s disclosure controls and procedures; and establishing, maintaining, and evaluating the effectiveness of the Company’s internal controls over financial reporting. PwC is responsible for performing an audit of the Company’s consolidated financial statements, expressing an opinion on the conformity of such financial statements in accordance with accounting principles generally accepted in the United States of America, and expressing opinions on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting.

The Committee met eight times during fiscal 2006 to discuss, among other things, the objectivity of the Company’s financial results, the adequacy of internal controls over financial reporting, and other requirements of the Sarbanes-Oxley Act of 2002. The Committee met with the Company’s Chief Financial Officer, Vice Presidents of Finance, Vice President of Corporate Compliance, and PwC prior to the public release of the Company’s quarterly and annual earnings releases in order to discuss the financial information contained in the announcements. During fiscal 2006, management advised the Committee that each set of financial statements it reviewed had been prepared in accordance with generally accepted accounting principles in the United States of America, and management reviewed significant accounting policies and disclosure items with the Committee. The Committee also met privately on a number of occasions with PwC and the Company’s internal auditors, management, and general counsel, each of whom has unrestricted access to the Committee. PwC reviewed with the Committee its Report of Independent Registered Public Accounting Firm relating to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

The Committee obtained from PwC written disclosures describing all relationships between PwC and the Company that might bear on PwC’s independence, as required by Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees,” as amended. The Committee also discussed with PwC any relationships that may affect their objectivity and independence.

The Committee discussed and reviewed with PwC communications required by generally accepted auditing standards, as described in the Codification of Statements on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”  Additionally, with and without management present, the Committee discussed and reviewed the results of PwC’s examination of the consolidated financial statements.

Based on these reviews and discussions with management and PwC, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the SEC.

Submitted by the Audit Committee
Mr. David Pulver, Chairman
Mr. Paul Fulton
Mr. Thomas E. Whiddon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC has been tentatively selected by the Audit Committee and Board of Directors as the Independent Registered Public Accounting Firm of the Company for the current fiscal year. A representative of PwC is expected to be present at the Company’s Annual Meeting of stockholders and will be available to respond to appropriate questions.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PwC. The Audit Committee has pre-approved the use of PwC for specific types of services that fall within categories of non-audit services, including various tax services. In advance of its regularly scheduled meetings, the Audit Committee receives updates as to the fees associated with the services subject to pre-approval. Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee.

AUDIT AND NON-AUDIT FEES

The aggregate fees that the Company incurred for professional services rendered by PwC for the fiscal years ended December 30, 2006 and December 31, 2005 were:

	2006	2005
Audit Fees	$970,876	$1,197,750
Audit-Related Fees	69,995	138,801
Tax Fees	44,525	603,275
All Other Fees	15,990	3,250
Total Fees	$1,101,386	$1,943,076

•       Audit Fees for the fiscal years ended December 30, 2006 and December 31, 2005 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, reviews of quarterly results, foreign statutory audits, and assistance with the review of documents filed with the SEC and related out-of-pocket expenses.

•       Audit-Related Fees for the fiscal years ended December 30, 2006 and December 31, 2005 were for assurance services related to employee benefit plan audits, due diligence services in connection with the acquisition of OshKosh B’Gosh, Inc. in fiscal 2005, and related out-of-pocket expenses.

•       Tax Fees for the fiscal years ended December 30, 2006 and December 31, 2005 were for services related to tax consultation and compliance, special projects, and related out-of-pocket expenses.

•       All Other Fees for the fiscal years ended December 30, 2006 and December 31, 2005 were for software licenses.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the item referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Invitation to Carter's, Inc.

2007 Annual Meeting of Stockholders

Carter's, Inc. will conduct its Annual Meeting of Stockholders on Friday, May 11, 2007, at 8:00 a.m. The meeting will be held at The Proscenium, 1170 Peachtree St. NE, 6th Floor, Atlanta, Georgia 30309.

You are cordially invited to join us for refreshments prior to the Annual Meeting, beginning at 7:30 a.m. The meeting will convene promptly at 8:00 a.m.

In order to expedite your entrance into the meeting, please present this invitation at the registration desk. Invitations or proof of stock ownership as of  the record date of March 16, 2007 will be required to enter the meeting. Photo identification is also required for admission.

We look forward to your participation.

PROXY
CARTER’S, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARTER’S, INC.
ANNUAL MEETING OF STOCKHOLDERS - MAY 11, 2007

The undersigned hereby appoints Frederick J. Rowan, II, Bradley M. Bloom, and Michael D. Casey as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Carter’s, Inc. to be held on May 11, 2007, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments thereof.

Your vote on the election of Class I Directors may be specified on the reverse side. The nominees for Class I Directors are: David Pulver and Elizabeth A. Smith.

IF PROPERLY SIGNED, DATED, AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES IN PROPOSAL 1.

(Continued and to be signed on the reverse side)

VOTE BY INTERNET - www.proxyvote.com
1170 PEACHTREE STREET NE SUITE 900 ATLANTA, GEORGIA 30309

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carter’s, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

CARTE1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARTER’S, INC.
1.	Election of Class I Directors:	For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write the number of the nominee on the line below.
	Nominees:	☐	☐	☐
01) David Pulver
02) Elizabeth A. Smith

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date